Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we consent to the incorporation by reference of our report dated June 26, 2009 relating to the financial statements and supplemental schedule of The Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan, as of December 31, 2008 and 2007 and for the year ended December 31, 2008 included in this Form 11-K, into the Company’s previously filed Registration Statement on Form S-8 (No. 333-31107) of Independent Bank Corp.

CATURANO AND COMPANY, P.C.
Boston Massachusetts June 29, 2009

80 City Square   Boston, MA 02129-3742   P 617.912.9000   F 617.912,9001   www.caturanoandcompany.com
Assurance • Business Risk & Controls • Tax • Management & Technology Consulting • Wealth Management
An Independent Member of Baker Tilly International